Delaware	PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "HEARTLAND FINANCIAL USA, INC.", FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF MAY, A.D. 2015, AT 3:44 O'CLOCK P.M.
A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

2340797 8100	/s/ Jeffrey W. Bullock
150809682	Jeffrey W. Bullock, Secretary of State
You may verify this certificate online at corp.delaware.gov/authver.shtml	AUTHENTICATION: 2417520
Date: 05-28-15

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:18 PM 05/28/2015
FILED 03:44 PM 05/28/2015
SRV 150809682 - 2340797 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
HEARTLAND FINANCIAL USA, INC.

The undersigned hereby certifies that at a meeting of the stockholders of Heartland Financial USA, Inc., a Delaware corporation (the "Company"), duly called and held on May 20, 2015, the amendment to the Company's certificate of incorporation set forth below was duly adopted in accordance with the provisions of section 242 of the Delaware General Corporation Law, and that such amendment has not been subsequently modified or rescinded:

RESOLVED, that Article IV of the certificate of incorporation of Heartland Financial USA, Inc., as heretofore amended, shall be further amended in its entirety to read as follows:

"Article IV

"The total number of shares of stock which the corporation shall have authority to issue is 30,000,000 shares of Common Stock, par value of $1.00 per share, and 200,000 shares of Preferred Stock, par value of $1.00 per share.”

IN WITNESS WHEREOF, I have executed this certificate this 28th day of May, 2015

/s/ Bryan R. McKeag
Bryan R. McKeag, Executive Vice President and Chief Financial Officer